                                                                   EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.,

                      BRIGHTSTAR GROUP INTERNATIONAL, INC.

                                       AND

                               THE HOLDERS OF THE
                            OUTSTANDING CAPITAL STOCK
                                       OF
                                    PROSAP AG

                               SEPTEMBER 30, 1998

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE 1 PURCHASE AND SALE OF COMPANY SHARES.................................1
         1.1      Basic Transaction...........................................1
         1.2      Stock Purchase..............................................1
         1.3      The Closing.................................................2
         1.4      Deliveries at the Closing...................................2

ARTICLE 2 REPRESENTATIONS AND WARRANTIES......................................2
         2.1      Shareholder Interests.......................................2
         2.2      Seller Authority............................................2
         2.3      Consents....................................................3
         2.4      Organization, Etc...........................................3
         2.5      Capitalization of the Company and SETAC.....................3
         2.6      Non-Recurring Expenses......................................4
         2.7      Company Consents............................................4
         2.8      Intellectual Property.......................................4
         2.9      Title.......................................................5
         2.10     Defaults....................................................5
         2.11     Other Disclosures...........................................6
         2.12     Investment Company..........................................8
         2.13     Financial Statements........................................8
         2.14     Undisclosed Liabilities.....................................9
         2.15     Tax Matters.................................................9
         2.16     Full Authority.............................................10
         2.17     Legal Actions..............................................10
         2.18     Company Contracts..........................................11
         2.19     No Material Adverse Change.................................11
         2.20     Subsidiaries; Predecessors.................................12
         2.21     Affiliate Relationships....................................12
         2.22     Disclosure.................................................12
         2.23     Company Material Adverse Effect............................13
         2.24     Certain Representations Regarding SETAC ...................13
                  (a)      Insolvency Events.................................13
                  (b)      General Matters...................................13
                  (c)      Tax and Stamp Duty................................13
                  (d)      No Disputes or Investigations.....................13
                  (e)      Status of SETAC Assets............................13
                  (f)      Franking Account..................................14
                  (g)      Employment........................................14
                  (h)      Directors' and Officers' Remuneration.............14
                  (i)      Trade Practices...................................14
                  (j)      Uneconomic Contracts..............................14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE PARENT.......................15
         3.1      Representations and Warranties Concerning the Buyer........15
         (a)      Organization...............................................15
         (b)      Capitalization of the Buyer................................15
         (c)      Authority.  ...............................................15
         (d)      Consents...................................................15
         (e)      Defaults...................................................16
         (f)      Investment Company. .......................................16
         (g)      Financial Statements.......................................16
         (h)      Taxes......................................................16
         (i)      Full Authority.............................................16
         (j)      Access.....................................................17
         (k)      Disclosure.................................................17
         (l)      Buyer Material Adverse Effect..............................17

ARTICLE 4 CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS.....................17
         4.1      Agreements of Seller to be Effective Upon Closing..........17
         (a)      Covenant Not to Compete....................................17
         (b)      Covenants Not to Hire SETAC Employees......................18
         (c)      Covenants Not to Hire Logon Consultants....................19
         (d)      Release....................................................19
         4.2      Amendment of Contractor Agreement with Logon...............20
         4.3      Termination of Seller's Relationships......................20
         4.4      Seller Indebtedness and Receivables........................20
         4.5      Working Capital Requirement................................20
         4.6      Confidentiality............................................20
         4.7      Certain Tax Matters........................................21
         (a)      Tax Periods Ending on or Before the Closing Date...........21
         4.8      Cooperation on Tax Matters.................................21
         (a)      Tax Sharing Agreements.....................................21
         4.9      Sale of Motor Vehicles.....................................22
         4.10     Employment or Management Agreements and Stock Options......22
         4.11     Release of Seller Guaranties...............................22
         4.12     Managing Directors.........................................22
         4.13     Use of Name................................................22
         4.14     Cost of Financial Statements...............................22
         4.15     Deliveries at Closing......................................23

ARTICLE 5 SURVIVAL, INDEMNIFICATIONS.........................................23
         5.1      Survival...................................................23
         5.2      Indemnification............................................24
         (a)      Buyer Indemnified Parties..................................24
         (b)      Buyer Indemnity............................................25
         5.3      Limitations................................................25
         5.4      Procedures for Indemnification.............................26

         (a)      Notice.....................................................26
         (b)      Legal Defense..............................................26
         (c)      Settlement.................................................26
         (d)      Cooperation................................................27
         5.5      Subrogation................................................27
         5.6      Responsibility.............................................27

ARTICLE 6 MISCELLANEOUS......................................................27
         6.1      Notice.....................................................27
         6.2      Further Documents..........................................29
         6.3      Assignability..............................................29
         6.4      Exhibits and Schedules.....................................29
         6.5      Sections and Articles......................................29
         6.6      Entire Agreement...........................................29
         6.7      Headings...................................................29
         6.8      CONTROLLING LAW............................................29
         6.9      Public Announcements.......................................30
         6.10     No Third Party Beneficiaries...............................30
         6.11     Amendments and Waivers.....................................30
         6.12     No Employee Rights.........................................30
         6.13     Non-Recourse...............................................30
         6.14     When Effective.............................................30
         6.15     Takeover Statutes..........................................31
         6.16     Number and Gender of Words.................................31
         6.17     Invalid Provisions.........................................31
         6.18     Multiple Counterparts......................................31
         6.19     No Rule of Construction....................................31
         6.20     Expenses...................................................31
         6.21     Knowledge..................................................31


EXHIBITS
Exhibit 1.2                Allocation of Purchase Price
Exhibit 4.2                Logon Amendment
Exhibit 4.10(a)-1          Key Employees
Exhibit 4.10(a)-2          Extension Agreement
Exhibit 7.21               Form of Officers Certificate

SCHEDULES
Schedule 2.1               Shareholder Ownership Interests
Schedule 2.3               Consent
Schedule 2.4               Organization
Schedule 2.7               Eliminated Expenses
Schedule 2.9               Title
Schedule 2.11              Disclosure Schedule
Schedule 2.13              Financial Statement
Schedule 2.14              Undisclosed Liabilities
Schedule 2.15              Tax Matters
Schedule 2.17              Legal Actions
Schedule 2.18              Material Adverse Changes
Schedule 2.21              Subsidiaries; Predecessors
Schedule 2.22              Affiliate Relationships
Schedule 3.1(d)            Buyer Consents
Schedule 4.10              Release of Seller Guaranties

                                    AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") made effective as of September 30, 1998, by and among BRIGHTSTAR GROUP INTERNATIONAL, INC., a Delaware corporation (the "Buyer"), BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation (the "Parent"), and RONALD FIEL, a resident of Switzerland (the "Seller") and the holder of all of the outstanding capital stock of PROSAP AG, a Swiss aktiengesellschaft (the "Company") (unless otherwise specified in this Agreement, all amounts preceded by the symbol "$" shall mean the referenced amount of United States Dollars).

         WHEREAS, the Seller owns all of the outstanding capital stock of the Company (the "Company Shares"); and

         WHEREAS, Company owns all of the issued and outstanding Stock of PROSAP Australia Pty Limited (ACN 063 153 953), a New South Wales Pty limited company ("SETAC"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for the consideration and on the terms set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties intending to be legally bound as follows.

                                    ARTICLE 1

                       PURCHASE AND SALE OF COMPANY SHARES

         1.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to the Buyer, at the Closing (as defined below), all of the Company Shares for the consideration specified below in this Article 1.

         1.2 STOCK PURCHASE. In consideration for delivery of the Company Shares and for the other covenants and agreements contained herein and the other documents to be delivered pursuant hereto, Parent agrees to pay and deliver to the Seller the following consideration (collectively, the "Purchase Price"):

                         (i) US$4,100,000 in cash payable on the Closing Date (the "Closing Consideration");

                         (ii)  US$1,534,000 in cash payable on January 1, 1999;

                         (iii) US$1,250,000 in cash payable on April 1, 1999;
                               and

                         (iv)  US$2,000,000 in cash payable on June 30, 1999.

The Purchase Price shall be made available to Seller as it becomes due in accordance with this Section 1.2 via wire transfer or other immediately available funds to the account of Seller. An amount equal to $1,250,000 of the portion of the Purchase Price payable on January 1, 1999 and the entire portion of the Purchase Price payable on April 1, 1999 shall be secured by an irrevocable letter of credit issued by Paribas' Houston agency or other mutually acceptable lender and confirmed by Credit Suisse, Zurich for the benefit of the Seller, or such other bank as may be designated by Seller (and shall be reasonably acceptable to Parent and Buyer) (the "Bank LC"). The cost of the issuance and confirmation of the Bank LC will be paid by Buyer and Parent.

         1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall be effective for all purposes as of September 30, 1998 (the "Effective Date"). Such Closing shall take place contemporaneously with the execution of this Agreement at the offices of Altenburger & Partners in Zollikon, Switzerland, commencing at 9:00 a.m. no later than November 9, 1998 (the "Closing Date").

         1.4 DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer and Parent the various certificates, instruments, and documents referred to in Section 4.15(a) below, (ii) Parent will deliver to Seller the Closing Consideration and the Bank LC as specified in Section 1.2 above, and the various certificates, instruments, and documents referred to in Section 4.15(b) below, and (iii) Seller will deliver to Buyer a certificate or certificates representing all of the Company Shares, together with all endorsements, if any, required to transfer all right, title and interest in and to the Company Shares to Buyer free and clear of any pledge, lien, claim, encumbrance, or interest of any third party.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         As of the Closing Date, the Company (and any of its subsidiaries) and each of the Seller, jointly and severally, hereby represent and warrant to the Buyer and Parent that the following statements are true and correct:

         2.1 SHAREHOLDER INTERESTS. Seller, a resident of Switzerland owns 98 shares of the Company's capital stock (referenced herein as the "Company Shares") and Urs Rudolf holds 2 Company Shares as trustee pursuant to a trustee agreement dated May 29, 1998 and June 2, 1998, between Seller and Treuhand AG, Gossau and Urs Rudolf. Together such shares represent 100% of the outstanding capital stock of the Company. All of the Company Shares are validly issued, fully paid and non-assessable. Seller owns, beneficially and of record, with full power to vote, transfer and assign the Company Shares and such shares are so held by the Seller free and clear of all liens, encumbrances and adverse claims whatsoever.

         2.2 SELLER AUTHORITY. Seller has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Seller (each a

"Seller Related Document") and (ii) consummate the transactions contemplated herein and thereby. The Company and SETAC each have full right, power, legal capacity and authority to execute, deliver and perform all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by them (the "Company Related Documents") and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each Seller Related Document, when duly executed and delivered by Seller who is a party thereto will constitute, and all of the Company Related Documents, when duly executed and delivered by SETAC or the Company, as applicable, will constitute, legal, valid and binding obligations of Seller, SETAC or the Company, as applicable, enforceable against Seller, SETAC or the Company, as applicable, in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         2.3 CONSENTS. Except as provided on Schedule 2.3, no approval, consent, order or action of or filing with any court, administrative agency or governmental authority, and no approval, consent, or action of or filing with any other third party, the absence of which would have a Company Material Adverse Effect, is required for the execution, delivery or performance by the Seller of this Agreement or any Seller Related Document. The execution, delivery and performance by each Seller of this Agreement and the Seller Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which Seller is a party or by which Seller or Seller's assets or properties may be bound or affected or any law, rule or regulation applicable to Seller or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over Seller.

         2.4 ORGANIZATION, ETC. The Company is an Aktiengesellschaft duly organized, validly existing and in good standing under the laws of Switzerland and is duly qualified or licensed and authorized to do business in all other states or countries in which any of its assets or properties may be situated or where the business of the Company is conducted except where the failure to obtain such qualification or license will not have a Company Material Adverse Effect (as defined in Section 2.23 below). SETAC is a proprietary limited company duly organized validly existing and in good standing under the laws of New South Wales, Australia and is duly qualified or licensed or authorized to do business in all other states, territories or countries in which any of its assets or properties may be situated or where the business of SETAC is conducted except where the failure to obtain such qualification or license will not have a Company Material Adverse Effect (as defined in Section 3.24 below). Except as disclosed on Schedule 2.4, neither SETAC nor the Company owns, of record or beneficially, directly or indirectly, any of the outstanding capital stock, voting interests or ownership interests in any corporation, partnership, joint venture, limited liability company, trust, limited partnership or other entity.

         2.5 CAPITALIZATION OF THE COMPANY AND SETAC.

             (a) The total authorized capital stock of the Company is 100 shares of capital stock, $1,000 Swiss francs par value ("Company Shares"), of which 100 shares are issued and outstanding and held of record and beneficially by the Seller as set forth on
Schedule 2.5 hereto and of which no shares are held in the treasury of the Company. Each of the Company Shares is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any person. Except for the 100 Shares of Company Shares owned beneficially and of record by the Seller as set forth on Schedule 2.5 hereto and except as provided in this Agreement, there are no outstanding shares of capital stock, convertible or exchangeable securities, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, the Company. Except as provided in this Agreement, the Company has no liability, contingent or otherwise, to any person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any shares of capital stock, warrants, options or other equity or voting interests or securities of the Company.

                  (b) Prior to the Closing Date, the total authorized capital stock of SETAC is 100 shares of capital stock, issued at a par value of $1.00 each ("SETAC Shares"), of which 100 shares are issued and outstanding and held of record and beneficially by the Company as set forth on Schedule 2.5 hereto and of which no shares are held in the treasury of SETAC. Each issued and outstanding share of SETAC Shares is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any person. Except for the 100 shares of SETAC Shares owned beneficially and of record by the Company as set forth on Schedule 2.5 hereto and except as provided in this Agreement, there are no outstanding shares of capital stock, convertible or exchangeable securities, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, SETAC. Except as provided in this Agreement, SETAC has no liability, contingent or otherwise, to any person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any shares of capital stock, warrants, options or other equity or voting interests or securities of SETAC.

         2.6 NON-RECURRING EXPENSES. As of June 30, 1998 the Company and SETAC on a consolidated basis shall have eliminated each of the expenses described and listed on Schedule 2.6 (the "Non-Recurring Expenses") all of which were included as expenses of SETAC and the Company reflected in their statements of income for the fiscal year ended June 30, 1998 comprising a part of the Company Financial Statements (defined below).

         2.7 COMPANY CONSENTS. Except as set forth on Schedule 2.7, no approval, consent, order or action of or filing with any court, administrative agency or governmental authority, and no approval, consent, or action of or filing with any other third party, the absence of which would have a Company Material Adverse Effect, is required for the execution, delivery or performance by the Company or SETAC (and any of their respective subsidiaries) of the Company Related Documents.

         2.8 INTELLECTUAL PROPERTY. Schedule 2.8 of the Disclosure Schedule is a list of all trade names, trademarks, logos, service marks, copyrights, patents, writings, literary works, licenses, mask works, trade secrets, patented ideas, schematics, sketches, drawings, designs, notebooks, reports, memoranda, drafts, worksheets, formulas, processes, inventions, procedures, knowhow, computer software programs, computer technology, databases, operating systems, source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts, plans, documentation, manuals, production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, customer and supplier lists and data and other intellectual property (collectively "Intellectual Property") which SETAC and the Company own or are licensed to use. The Company and SETAC have sufficient rights to use all of the Intellectual Property necessary for the operation of their business as presently conducted and the marketing, sale, use and application of the services and products sold by SETAC and the Company. Each item of such Intellectual Property will be owned or licensed to be used and available for use by SETAC or the Company after the Closing Date on the same terms and conditions as prior to Closing. Neither SETAC nor the Company has assigned, hypothecated or otherwise encumbered any of the Intellectual Property and none of the licenses included in the Intellectual Property purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. To the Seller's knowledge, none of the ownership, access to, or use of the Intellectual Property by SETAC or the Company infringes on the rights of any other party and the rights of SETAC and the Company to the Intellectual Property are valid and enforceable. To the Seller's knowledge, no person has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Intellectual Property rights of the Company. To the Seller's knowledge, neither SETAC nor the Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of others. Neither SETAC nor the Company has received any written charge, complaint, demand, notice or any other communication in writing alleging any such interference, infringement, misappropriation or conflict. Neither SETAC nor the Company has entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property, other than consulting agreements with terms and conditions reasonable and customary in the business. None of the Intellectual Property or other know-how relating to the business of SETAC and the Company, the value of which to SETAC or the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by SETAC or the Company or any of their affiliates, to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

         2.9 TITLE. Except as set forth in Schedule 2.9, SETAC and the Company own outright, and have full legal and beneficial title to all of their respective assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

         2.10 DEFAULTS. Neither SETAC nor the Company is in default under or in violation of, and the execution and delivery of the Agreement, the Company Related Documents and the Seller Related Documents and the consummation of the transactions contemplated hereby will not result in a default by SETAC or the Company under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any contract, agreement, lease, commitment or other instrument of any kind (other than breaches or defaults alleged in connection with matters disclosed on Schedule 2.17) to which SETAC or the Company is a party or by which SETAC or the Company or any of their respective properties or assets may be bound or affected that would have a Company Material

Adverse Effect or (ii) any law, rule or regulation applicable to SETAC or the Company or, to the best of Seller's knowledge, any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over SETAC or the Company which default or violation could adversely affect the ability of SETAC or the Company to consummate the transactions contemplated hereby or will have a Company Material Adverse Effect.

         2.11 OTHER DISCLOSURES. The following disclosures pertaining to SETAC and the Company (and any of its subsidiaries) are set forth in Schedule 2.11 of the Disclosure Schedule previously provided to the Buyer by the Seller (the "Disclosure Schedule"). Seller represents and warrants to Buyer and Parent that inaccuracies and omissions with respect to Schedule 2.11 shall not, in the aggregate, comprise a Company Material Adverse Effect.

              (a) Schedule 2.11(a) of the Disclosure Schedule is a list of the products of SETAC and the Company and all product registrations used by SETAC and the Company, including all products licensed by SETAC or the Company to customers and products licensed to SETAC or the Company from licensors, and a description of the parties to and principal terms of such license arrangements, and a list of all material safety data sheets, toxicology studies and environmental studies of SETAC and the Company.

              (b) Schedule 2.11(b) of the Disclosure Schedule is a list of the names, titles, start dates and current annual salary and wage rates of all salaried and hourly regular full-time and part-time employees of SETAC and the Company as of the date hereof and a list of independent contractors and their current billing rates, together with a summary of the bonuses, additional compensation and other like benefits and any decrease in compensation, if any, paid or payable to each employee and independent contractor during the twelve months prior to the date hereof, and the last date on which each employee received (a) any change in annual salary or hourly wage and (b) any bonus or additional compensation or benefits.

              (c) Schedule 2.11(c) of the Disclosure Schedule includes the addresses of all real property owned in fee or leased as lessee by SETAC and the Company or licensed to SETAC or the Company and a list of documents reflecting any other real property interests owned of record or beneficially or leased as lessee by SETAC and the Company.

              (d) Schedule 2.11(d) of the Disclosure Schedule includes (a) a list of assets owned by SETAC and the Company as of the date hereof which have been capitalized and have an unamortized value of $5,000 or more, including vehicles, (b) a list of all leased equipment of SETAC and the Company, including leased vehicles and (c) the most recent depreciation schedule with respect to the assets of SETAC and the Company. The Seller represent and warrant that all of the machinery, equipment and vehicles of SETAC and the Company are in existence and are in operable condition and in conformity in all material respects with all applicable ordinances, regulations or laws.

              (e) Schedule 2.11(e) of the Disclosure Schedule is a list of equipment or other property located at any property owned or leased as lessee by SETAC and the Company, that have been consigned to SETAC and the Company, or is otherwise owned by a third party, and has a market value exceeding $5,000.

              (f) Attached to and listed on Schedule 2.11(f) of the Disclosure
Schedule is each policy of insurance maintained by SETAC and the Company together with information on premiums, coverages, insurers, expiration dates and deductibles, and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. The Seller represent and warrant that (a) such insurance is currently in full force and effect, (b) the insurance covering SETAC and the Company has never been canceled, (c) neither SETAC nor the Company has ever been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period, (d) such coverage is placed with insurers unaffiliated with either the Seller, SETAC or the Company.

              (g) Schedule 2.11(g) of the Disclosure Schedule is a list of each bank, brokerage firm, trust company or other financial institution in which SETAC and the Company have an account and the identity of each such account, and each bank in which SETAC and the Company have a safe deposit box, together with the names of all persons authorized to draw on any such account or have access to any such safe deposit box.

              (h) Schedule 2.11(h) of the Disclosure Schedule is a list and summary description of, or copies of, all governmental licenses and permits of SETAC and the Company.

              (i) Schedule 2.11(i) of the Disclosure Schedule is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of SETAC and the Company or a lien or claim on any of its assets (other than unsecured trade accounts payable incurred in the ordinary course of business) and each claim, lawsuit, investigation, audit or legal proceeding involving SETAC, the Company or any of their assets.

              (j) Schedule 2.11(j) of the Disclosure Schedule is a list of all of the Intellectual Property of SETAC and the Company and a description of all license fees and royalties (including the basis of calculation thereof) required to be paid now or in the future by SETAC or the Company for the use of any of their Intellectual Property.

              (k) Schedule 2.11(k) of the Disclosure Schedule is a list naming each Company Contract (as defined below). The Seller represent and warrant that:
(a) none of the customers or suppliers of SETAC and the Company have canceled or substantially reduced, or to Seller's knowledge are currently attempting or threatening to cancel or substantially reduce, service or products; (b) except to the extent set forth on Schedule 2.11(k), SETAC and the Company have materially complied with all commitments and obligations and are not in default under any such contracts and agreements, no notice of default has been received by SETAC or the Company, and Seller is not aware of any defaults by customers, suppliers and other parties to such contracts and agreements; (c) SETAC and the Company have not experienced labor interruptions over the past three years and the Seller considers the relationship between the Company and their respective employees to be good; and (d) neither SETAC nor the Company has ever been a party to any governmental contracts subject to price redetermination or renegotiation. The term "Company Contract" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement of SETAC and the Company in effect on the date hereof (a) involving the expenditure or receipt of more than $25,000 over the term thereof, (b) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) requiring SETAC or the Company to indemnify or hold harmless any other person or entity, (e) evidencing any warranty obligation of SETAC or the Company with respect to goods, services or products sold or leased by it, (other than warranties given in the ordinary course of business), (f) imposing on SETAC or the Company any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of SETAC or the Company, or a merger of SETAC or the Company into another entity, or (g) involving collective bargaining or agreements with any labor union or employee group.

              (l) Schedule 2.11(l) of the Disclosure Schedule is a list of all powers of attorney presently in effect granted by SETAC and the Company and all investments of SETAC and the Company in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity.

         2.12 INVESTMENT COMPANY. Neither SETAC nor the Company is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935 (USA), as amended.

         2.13 FINANCIAL STATEMENTS. The Seller have listed on Schedule 2.13 and have delivered to the Buyer or Parent copies of the following financial statements (i) for SETAC, a Balance Sheet dated June 30, 1996, 1997 and 1998 and September 30, 1998, (ii) for the Company, a Balance Sheet dated December 31, 1996, 1997 and June 30, 1998 and September 30, 1998; (iii) statements of income for SETAC dated June 30, 1998 and September 30, 1998 and (iv) statements of income for the Company dated June 30, 1998 and September 30, 1998. Such financial statements are collectively referred to herein as "Company Financial Statements". The Company Financial Statements for June 30 and September 30, 1998, except as described in the notes thereto, have been prepared from the Company's records in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), all other Company Financial Statements have been prepared in accordance with Australian accounting standards and Swiss accounting standards, respectively. The Company Financial Statements present fairly in all material respects the financial condition of the Company as of the dates indicated thereon, and present fairly in all material respects the results of the Company's operations for the periods indicated thereon (for purposes of the preceding sentence, an item shall be deemed "material" to the extent that it would be a Company Material Adverse Effect as defined in Section
3.23 hereof). The Company Financial Statements for June 30 and September 30, 1998 do not omit any liabilities or obligations of a type which should be included in or reflected in such financial statements in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements, or in Schedule 2.14.

         2.14 UNDISCLOSED LIABILITIES. Except as and to the extent disclosed in
Schedule 2.14 or in the Company Financial Statements neither SETAC, the Company nor their consolidated subsidiaries have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations that have arisen since September 30, 1998 ("the Closing Balance Sheet Date") (a) in the ordinary course of business, or (b) under terms of any Company Contract (other than liabilities and obligations related to a breach or default by any party under such contracts) or any contract or other agreement of the Company or SETAC which is not a Company Contract. In the case of any liabilities which are not fixed, an estimate of the maximum amount which may be payable is set forth on Schedule 2.14.

         2.15 TAX MATTERS.

              (a) All Federal, State, Local, Cantonal, Municipal And Foreign Tax returns required to be filed by the Company and SETAC (and, if applicable, their subsidiaries) prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are correct and complete. The Seller has delivered to Buyer or Parent, and Schedule 2.15 includes, correct and complete copies of all federal, cantonal, municipal and foreign income and franchise tax returns filed by, examination reports received by, and statements of deficiencies asserted against or agreed to by the Company and SETAC (and, if applicable, its subsidiaries) since January 1, 1995. Except as set forth in
Schedule 2.15, the Company and SETAC (including any of its subsidiaries) is not currently the subject of any audit, examination or any similar investigation by any governmental authority.

              (b) All federal, state, local, cantonal, municipal and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or properly accruable by the Company and SETAC (including any of their subsidiaries) have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements with respect to all taxable periods ending on or prior to the date hereof and interim periods through the date hereof.

              (c) The Company and SETAC (including any of their subsidiaries) are not subject to United States federal income tax.

              (d) Neither the Company nor SETAC (including any of its subsidiaries) is a party to any Tax allocation or sharing agreement. Schedule
2.15 sets forth all tax rulings entered into by and between the Company or SETAC and any state, cantonal or federal tax authorities.

              (e) Schedule 2.15 sets forth the following information with respect to the Company (including any of its subsidiaries) as of the most recent practicable date, as determined under the income tax laws of Switzerland and Australia respectively (to the extent that the gain on the disposition of the assets of either company would be subject to income tax in that country): (A) the basis of the Company and SETAC (and any of its subsidiaries) in their respective assets; (B) the basis of the shareholders of any subsidiary of the Company in its stock of the subsidiary (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company (and any of its subsidiaries); and (D) the amount of any deferred gain or loss allocable to the Company (or any of its subsidiaries) arising out of any deferred intercompany transaction.

              (f) The Company and SETAC (including any of its subsidiaries) have not waived any statute of limitations, or agreed to any extension of time with respect to an assessment or deficiency, with respect to any Taxes.

              (g) The amount of liability of the Company and SETAC (including any of its subsidiaries) for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) solely with respect to the Company as of the date of this Agreement, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the face of the Company Financial Statements.

         2.16 FULL AUTHORITY. SETAC and the Company have full power, authority and legal right and all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law (as defined below)) necessary to own and/or operate their businesses, properties and assets and to carry on their businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and the Company Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental
Law), ordinances, rules and regulations of any governmental agency of Switzerland, Australia, and any state, canton or political subdivision thereof, or any foreign jurisdiction, and all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Company Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Company Material Adverse Effect. The term "Environmental Law" means any law, rule, regulation, approval, decision, decree, ordinance, by-law having the force of law or order of any federal, state, canton or local executive, legislative, judicial, regulatory or administrative agency, board or authority, which relate to (i) noise; (ii) pollution or protection of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, use, processing, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

         2.17 LEGAL ACTIONS. Except as described in Schedule 2.17, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority, tribunal or third party is pending or, to the best knowledge of the Company or the Seller threatened, which involves or may involve SETAC, the Company or any of their currently or previously owned or operated assets, operations, properties or businesses.

         2.18 COMPANY CONTRACTS. Neither the Company, SETAC nor any other party thereto is in default under or in violation of any Company Contract.

         2.19 NO MATERIAL ADVERSE CHANGE. Except as specifically set forth on
Schedule 2.19 since the Closing Balance Sheet Date (except as otherwise provided below), there has not been: (a) any change in the Articles of Incorporation or Bylaws, Articles of Incorporation or Constitution (as appropriate) of SETAC and the Company (and any of their subsidiaries), (b) any change of any nature whatsoever in the financial condition, total assets and liabilities (contingent or otherwise), total gross revenue, total aggregate income or business of SETAC and the Company on a consolidated basis which would have a Company Material Adverse Effect; (c) any damage, destruction or loss (whether or not covered by insurance) affecting the properties or business of SETAC and the Company (and any of their subsidiaries) which would have a Company Material Adverse Effect;
(d) any change in the authorized capital of SETAC and the Company (and any of their subsidiaries) or in their respective securities outstanding or any change in its ownership interests; (e) since June 30, 1998, any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of SETAC and the Company (and any of their subsidiaries); (f) any contract or commitment entered into by the Company or SETAC or any incurrence by the Company or SETAC or agreement by the Company or SETAC to incur any liability or make any capital expenditures in excess of US$25,000; (g) except as set forth in Schedule 2.19, since June 30, 1998, any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company or SETAC to any of its officers, directors, stockholders, employees, consultants or agents; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to the Seller) or any event or condition of any character materially adversely affecting the business of future prospects of SETAC and the Company (and any of their subsidiaries); (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except as set forth in Schedules 2.11(i), 2.11(k) of the Disclosure Schedule and Schedule 2.14; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of SETAC and the Company (and any of their subsidiaries) to any person, including, without limitation, the Seller and their respective affiliates; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to SETAC or the Company, including, without limitation, any indebtedness or obligation of the Seller or any of their affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of SETAC and the Company (and any of their subsidiaries) or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of SETAC and the Company (and any of their subsidiaries); (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of SETAC and the Company (and any of their subsidiaries); (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which SETAC or the Company is a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of June 30, 1998, current liabilities incurred since June 30, 1998 in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or (s) any transaction by SETAC or the Company outside the ordinary course of its business or prohibited hereunder.

         2.20 SUBSIDIARIES; PREDECESSORS. Schedule 2.20 lists the name of the subsidiaries of SETAC and the Company and the securities of any other corporation, partnership, firm, association or business organization, entity or enterprise owned by SETAC and the Company or any of their subsidiaries. Except as disclosed in Schedule 2.20, all the issued shares of the capital stock of the subsidiaries of SETAC and the Company are directly or ultimately owned by the Company, free and clear of all liens, encumbrances or adverse claims of every kind. All such shares are duly and validly authorized and issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any past or present stockholder. Also set forth in Schedule 2.20 is a listing of all names under which SETAC and the Company have done business as well as the names of all predecessors of SETAC and the Company, including the names of any entities from which SETAC and the Company previously acquired significant assets.

         2.21 AFFILIATE RELATIONSHIPS.

              (a) Except as set forth on Schedule 2.21, neither the Seller nor any affiliate of the Seller, and to the best of Seller's knowledge no director, officer or employee of SETAC or the Company (and any of its subsidiaries) owns, directly or indirectly, in whole or in part, any property, assets or right, tangible or intangible, which is associated with any property, asset or right owned by SETAC or the Company or which SETAC or the Company is operating or using or the use of which is necessary for its business. Also included in
Schedule 2.21 is the disclosure of any relationships which the Seller has with any other corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor (based upon the nature of such potential competitor's business as of the Closing Date), supplier or customer of SETAC or the Company.

              (b) The term "affiliate" means with respect to any person, any other person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         2.22 DISCLOSURE. No representation or warranty by the Company (and any of its subsidiaries) or any Seller in this Agreement (including the Exhibits hereto) and no statement contained in the Disclosure Schedule or any certificate delivered by the Company (and any of its subsidiaries) or the Seller to the Buyer or Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         2.23 COMPANY MATERIAL ADVERSE EFFECT. The term "Company Material Adverse Effect" shall mean an adverse effect on (i) the consolidated net worth of SETAC and the Company in an amount of $100,000 or more or (ii) the consolidated after tax earnings and losses of SETAC and the Company in an amount of $20,000 or more.

         2.24 CERTAIN REPRESENTATIONS REGARDING SETAC

              (a) INSOLVENCY EVENTS. SETAC is not: (1) wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose; (2) the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up SETAC; (3) a party to a composition or arrangement with any of creditors; (4) the recipient of a demand under Section 459E of the Corporations Law of Australia; (5) in receivership or administration, and none of its assets is in the possession of or under the control of a mortgage or chargee; (6) the subject of a liquidation; or (7) insolvent.

              (b) GENERAL MATTERS. SETAC has not received from the Australian Securities and Investments Commission any notice warning of the possible cancellation of registration of the Company. SETAC has not declared or paid a dividend or effected any other distribution of profits or carried out or agreed to carry out any alteration to its capital structure since June 30, 1998, except as described on Schedule 2.24. No event has occurred which would entitle a person to take any proceeding or step the effect of which would warrant an inspection or investigation of the affairs of SETAC. SETAC is not the trustee of any trust.

              (c) TAX AND STAMP DUTY. SETAC has: (1) furnished full and accurate tax and stamp duty returns as required by law for all financial years ended on or prior to the Closing Date; (2) not had levied or charged against it any amount by way of penalty or otherwise in respect of the period prior to the Closing Date which is not provided for in the Company Financial Statements; (3) deducted amounts required by law to be deducted by SETAC from payments by SETAC to employees and other persons (including independent contractors), and has paid those amounts to the appropriate authority; and made and will make a full and true disclosure of all information it is obliged to disclose to all taxing authorities, agents, departments and the Buyer. All taxes and stamp duties payable by SETAC where due for payment have been paid by the due date for payment. No change has occurred in the business operations of SETAC which would prevent any loss calculated under the Australian Tax Act (as defined below) being carried forward and deducted from assessable income derived in a following year. All documents in the enforcement of which SETAC may be interested have been duly stamped and no document belonging to SETAC subject to ad valorem stamp duty is unstamped or insufficiently stamped, or liable to have additional duty assessed.

              (d) NO DISPUTES OR INVESTIGATIONS. SETAC has no dispute or question outstanding with, and is not subject to investigation by, the revenue authorities in Australia or elsewhere.

              (e) STATUS OF SETAC ASSETS. SETAC has no assets which it purchased for the purpose of profit making by sale or for the carrying on or carrying out of any profit making undertaking or scheme within the meaning of Section 25A of the Income Tax Assessment Act 1936 (Commonwealth of Australia) ("Australian Tax Act"), or which have been rolled over into SETAC pursuant to the roll over provisions of Part IIIA of the Australian Tax Act which by reason of the making of this Agreement will be deemed to be disposed of.

              (f) FRANKING ACCOUNT. SETAC has at all times maintained a franking account in the manner required by the Australian Tax Act. At September 30, 1998, SETAC had a credit balance of (A$155,125) in its franking account and SETAC does not currently have any liability or assessment for franking deficit tax. The credit balance in the franking account at the Closing Date will not be less than (A$125,000).

              (g) EMPLOYMENT. Except as set forth in Schedule 2.11(b), SETAC does not pay wages or provide other benefits to any employee at a rate or in a manner exceeding that employee's entitlement under that employee's employment agreement, legislation, industrial awards and registered industrial agreements applicable to that employee. All superannuation guarantee contributions, retirement benefits, pension and other superannuation or pension schemes and arrangements ("SETAC Funds") (whether legally enforceable or not) relating to SETAC are set out in Schedule 2.11(b) each of the SETAC Funds is fully funded. There are no industrial disputes relevant to the conduct of the business of SETAC and the Seller is not aware of any claims or other facts or circumstances which may result in an industrial dispute. There are no claims for compensation or reinstatement as a consequence of termination of employment. The Seller is not aware of any other claims in respect of benefits conferred or to be conferred on employees, their families or dependants or of any facts or circumstances which are likely to lead to any other claims. SETAC has properly conducted its superannuation fund in accordance with the relevant trust deeds and the law and has not done anything or omitted to do anything which may expose SETAC to any liability for breach of trust in respect of such fund or other liability on the part of SETAC in respect of the trusteeship of such funds. The assets of each of the SETAC Funds are sufficient as at the date of this Agreement to enable the trustee to pay to the members of the fund the entitlements which would be due to them if they left the employment of SETAC on the Closing Date.

              (h) DIRECTORS' AND OFFICERS' REMUNERATION. The remuneration and other emoluments and terms of employment or engagement of each of the directors and other officers of SETAC have been fully disclosed in writing and will not be changed prior to the Closing Date without the prior written agreement of the Buyer. Since June 30, 1998, SETAC has not given or agreed to give any remuneration or other emoluments or benefits to or for the benefit (directly or indirectly) of any directors of SETAC or other officer of SETAC except remuneration and emoluments set out in Schedule 2.11(b).

              (i) TRADE PRACTICES. SETAC is not a party to any contract, arrangement or understanding which is in breach of the Trade Practices Act 1974 (Commonwealth of Australia) or any other law.

              (j) UNECONOMIC CONTRACTS. The Seller have disclosed to the Buyer all information which the Seller know relating to those contracts and agreements of SETAC which will or may not be fully performed at the Closing Date which is material for the purpose of enabling the Buyer to assess whether or not those contracts and agreements can be performed profitably by SETAC.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE PARENT

         3.1 REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER. As of the Closing Date, the Buyer and Parent hereby represent and warrant to the Seller as follows:

              (a) Organization. Buyer and Parent are corporations duly organized, validly existing and in good standing under the laws of Delaware. Buyer and Parent are each duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of their assets or properties respectively may be situated or where their business is conducted except where the failure to obtain such qualification or license would not have a Buyer Material Adverse Effect (as defined in Section 3.1(l) below).

              (b) Capitalization of the Buyer. The total authorized capital stock of Parent is 40,000,000 shares, $.001 par value, consisting of 35,000,000 shares of Common Stock, 3,000,000 shares of Preferred Stock, and 2,000,000 shares of Restricted Common Stock, of which 7,746,299 shares of Common Stock, 242,760 shares of Restricted Common Stock and 0 shares of Preferred Stock are issued and outstanding and of which no shares are held in the treasury of Parent. The outstanding shares of Parent's Common Stock and Parent's Restricted Common Stock have been duly and validly issued and are fully paid and non-assessable.

              (c) Authority. Buyer and Parent each have the requisite power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "Buyer Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Buyer and Parent and constitutes, and all the Buyer Related Documents, when executed and delivered by the Buyer or Parent will constitute, legal, valid and binding obligations of the Buyer and Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

              (d) Consents. Except as provided on Schedule 3.1(d) no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Buyer or Parent of this Agreement or the Buyer Related Documents or the consummation by Buyer or Parent of the transactions contemplated hereby, and the obtaining of all necessary consents and approvals required pursuant to, any federal or state securities laws.

              (e) Defaults. Neither Buyer nor Parent are in default under or in violation of, and the execution, delivery and performance of this Agreement and the Buyer Related Documents and the consummation by Buyer or Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Buyer or Parent is a party or by which Buyer or Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to Buyer or Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over Buyer or Parent, which default or violation prevents Buyer or Parent from consummating the transactions contemplated hereby or is reasonably likely to have a Buyer Material Adverse Effect.

              (f) Investment Company. Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              (g) Financial Statements. The financial statements of Parent set forth in filings with the U.S. Securities and Exchange Commission have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

              (h) Taxes. Parent has either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character for such taxes, attributable or relating to the properties and business of Parent.

              (i) Full Authority. The Buyer and Parent have the corporate power and authority and have obtained all licenses, permits, qualifications, and other documentation (including permits required under applicable environmental law) necessary to own and/or operate their businesses, properties and assets and to carry on their businesses as being conducted on the date of this

Agreement, except such licenses, permits, qualifications or other documentation, the failure to obtain which is not reasonably likely to result in a Buyer Material Adverse Effect, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including environmental law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Buyer Material Adverse Effect, and there is no existing condition or state of facts that would give rise to a violation thereof or a liability or default thereunder that is reasonably likely to have a Buyer Material Adverse Effect.

              (j) Access. Buyer and Parent have cooperated fully and have afforded the Seller and his representatives reasonable access during normal business hours to present questions to and receive answers from key management personnel of Buyer and Parent and their subsidiaries.

              (k) Disclosure. No representation or warranty by Buyer or Parent in this Agreement, and no statement contained in any certificate delivered by Buyer or Parent to the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

              (l) Buyer Material Adverse Effect. The term "Buyer Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of Parent and its consolidated subsidiaries, taken as a whole in an amount of $1,000,000 or more.

                                    ARTICLE 4

                 CERTAIN OTHER ACTIONS, COVENANTS AND DOCUMENTS

         4.1 AGREEMENTS OF SELLER TO BE EFFECTIVE UPON CLOSING. Effective upon the Closing Date, and without further action on the part of any party or other person, the Seller covenants and agrees as follows:

              (a) Covenant Not to Compete.

                  (1) For the consideration specified in this Agreement and in recognition that the covenants by Seller in this Article are a material inducement to the Buyer and Parent to enter into and perform this Agreement, except as set forth herein, Seller agrees that he will not:

                  (i) directly or indirectly:

                      (A) represent, engage in or carry on any business involved in the implementation of ERP software with respect to technology provided by SAP, Baan, Peoplesoft or Oracle (the "Competing Business") either for himself, as a member or equity owner of a partnership or limited liability company, or as a shareholder (other than as a shareholder of less than one percent of the issued and outstanding stock of a publicly-held company), investor, officer, director, trustee, manager, employee, agent, associate or consultant; provided such limitations shall not prevent Seller or Seller's affiliates operating in Australasia (including Logon Consulting AG ("Logon"), SAPCity Pty. and Real Time Business) from engaging in the business of providing recruiting, placement, or staffing services to third parties, including but not limited to such persons engaged in a Competing Business, provided Seller or Seller's affiliates first make available to SETAC or the Company any information technology professional experienced in the area of SAP, Baan, Peoplesoft or Oracle implementations prior to placing such professionals with any other company or business;

                      (B)   within the territory of (collectively,
                            "Australasia"):

                            (I)      Australia;
                            (II)     Fiji;
                            (III)    New Zealand;
                            (IV)     Norfolk Island;
                            (V)      Papua New Guinea;

                  (ii) for a period of:

                       (A) Five (5) years from the Closing Date.

                  (2) Section 5.1(a)(1) is to be construed and take effect as if it consisted of the number of separate provisions which are the result of combining the type of conduct referred to in Section 5.1(a)(1)(i) with each of the areas referred to in Section 5.1(a)(1)(ii) and then relating each of those combinations to the period of time referred to in Section 5.1(a)(1)(iii). If any of those separate provisions is unenforceable, illegal or void for any reason, that provisions shall be severed. Severance will not effect the validity or enforceability of any of the other separate provisions.

                  (3) Seller agrees that the limitations set forth herein on his rights to compete with the Parent, Buyer and their affiliates are reasonable and necessary for the protection of Parent, Buyer and their affiliates. In this regard, Seller specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Seller's activities specified herein, are reasonable and necessary for the protection of the Parent, Buyer and their affiliates. Seller agrees that, in the event that the provisions of this

         Article should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

                  (4) Seller agrees that the remedy at law for any breach by Seller of this Section 4.1(a), 4.1(b) will be inadequate and that the Buyer and the Parent shall be entitled to injunctive relief.

              (b) Covenants Not to Hire SETAC Employees. It is recognized and understood by the parties hereto that the employees of SETAC are an integral part of SETAC's business and that it is extremely important for SETAC to use its maximum efforts to prevent SETAC from losing employees. It is therefore understood and agreed by the parties hereto that, because of the nature of the business of SETAC, it is necessary to afford fair protection to SETAC from the loss of any such employees. Consequently, Seller covenants and agrees that for a period of five years from the Closing Date, Seller and any of Seller's affiliates, including without limitation, Logon, SAPCity Pty. and Real Time Business, shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of SETAC at any time during the one (1) year period prior to the date hereof, whether for or on behalf of Seller or for any entity in which Seller shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise. If Seller violates this Section 4.1(b), Seller agrees that, as part of the damages recoverage by the Buyer, Seller shall pay to Buyer a liquidated damages amount equal to the compensation of the employee of SETAC solicited away from employment with SETAC by Seller for the twelve months preceding the date of said employee's termination from SETAC.

              (c) Covenants Not to Hire Logon Consultants. It is recognized and understood by the parties hereto that the employees of Logon are an integral part of Logon's business and that it is extremely important for Logon to use its maximum efforts to prevent Logon from losing employees. It is therefore understood and agreed by the parties hereto that, because of the nature of the business of Logon, it is necessary to afford fair protection to Logon from the loss of any such employees. Consequently, Buyer and Parent covenant and agree that prior to December 31, 1999, Parent, Buyer and their affiliates, including without limitation, SETAC, shall not, directly or indirectly, hire or engage or attempt to hire or engage any consultant employed by Logon (the "Logon Consultants"), whether for or on behalf of Parent or Buyer or for any entity in which Parent or Buyer shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise; provided, however, in the event that any Logon Consultants shall leave employment by Logon prior to December 31, 1999 for any reason other than in response to Buyer's direct or indirect efforts to hire or recruit such consultant, Seller and Buyer agree that Buyer shall be entitled to hire or engage such former Logon Consultant provided that Buyer shall pay to Logon A$15,000 for each Logon Consultant hired by Buyer or Buyer's affiliates in violation hereof in order to reimburse Logon for costs incurred in connection with recruitment, immigration and relocation of such consultant to Australia.

              (d) Release. Effective as of the Closing Date, the Seller does hereby (i) release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Seller hereunder, except for salary and benefits payable to Seller as an employee in the ordinary course of business;
(ii) waive all breaches, defaults or violations of any agreement applicable to the Company Shares and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

         4.2 AMENDMENT OF CONTRACTOR AGREEMENT WITH LOGON. Seller shall cause Logon to execute and deliver at Closing that certain Amendment to Contractor Agreement in the form attached hereto as Exhibit 4.2 (the "Logon Amendment") which shall amend that certain Contractor Agreement, dated January 1, 1998, between SETAC and Logon (the "Logon Agreement"), in order to provide that (i) effective January 1, 1999, the hourly and daily rates for each of the Logon Consultants shall be increased by five percent (5%), and (ii) the Logon Agreement shall be extended until December 31, 1999.

         4.3 TERMINATION OF SELLER'S RELATIONSHIPS. Except as provided in
Schedule 4.3 or in this Section 4.3 and in Section 4.2 of this Agreement, Seller shall terminate any and all contractual relationships of Seller or Seller's affiliate with the Company and with SETAC effective on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall terminate, effective as of October 31, 1998, that certain Management Agreement, dated July 1, 1997, among Logon, Seller and SETAC.

         4.4 SELLER INDEBTEDNESS AND RECEIVABLES. Immediately prior to Closing, the Seller shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Seller to the Company and the Company shall pay in full in cash all accounts payable, notes payable and advances payable by the Company to Seller.

         4.5 WORKING CAPITAL REQUIREMENT. As of the Closing Date, the Company and SETAC on a consolidated basis shall have not less than A$250,000 in cash or cash equivalents, free and clear of all liens, claims, and encumbrances and SETAC shall have current assets equal to not less than 1.0 times current liabilities as of the Closing Balance Sheet Date as determined in accordance with GAAP.

         4.6 CONFIDENTIALITY. Prior to the Closing Date, none of the Parent, Buyer, and Company or the Seller will disclose the terms of this Agreement to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Company may make appropriate disclosures of the general nature of this Agreement to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Parent may disclose pertinent information regarding this Agreement to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, descriptions of this Agreement and the transactions contemplated hereby may be included in any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of this Agreement and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions.

         4.7 CERTAIN TAX MATTERS.

             (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule, attachment, or amendment thereto ("Tax Returns") for the Company (including any of its subsidiaries) for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Seller shall reimburse Buyer for Taxes of the Company (including any of its subsidiaries) with respect to such periods within fifteen (15) days after payment by Buyer or the Surviving Corporation (including any of its subsidiaries) of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company Financial Statements.

         4.8 COOPERATION ON TAX MATTERS.

             (1) Parent, Buyer, Company, SETAC (including any of its subsidiaries), and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree:
         (A) to retain all books and records with respect to Tax matters pertinent to the Company and SETAC (including any of its subsidiaries) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

             (2) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

             (a) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company or SETAC (including any of its subsidiaries) shall be terminated as of the Closing Date and, after the Closing Date, the Company and SETAC (including any of its subsidiaries) shall not be bound thereby or have any liability thereunder.

         4.9 SALE OF MOTOR VEHICLES. The Seller agrees to cause the Company and SETAC to effect the sale of any motor vehicle owned by the Company or SETAC which is primarily used by an executive management employee to such employee prior to the Closing at a price equal to the depreciated book value of the vehicle as included in the Company financial statements at the time of purchase.

         4.10 EMPLOYMENT OR MANAGEMENT AGREEMENTS AND STOCK OPTIONS. Each of the Employment Services Agreements currently existing between SETAC and the persons listed on Exhibit 4.10(a)-1 (the "Key Employees"), shall remain in force immediately following Buyer's acquisition of the Company Shares. The Seller shall cooperate fully with the Buyer and SETAC in order to cause the Key Employees to execute an extension agreement in the form attached as Exhibit 4.10(a)-2 (the "Extension Agreement") to their current Employment Services Agreements with SETAC as described below, provided, however, Seller shall not be responsible in the event that such persons do not actually execute an Extension Agreement.

         4.11 RELEASE OF SELLER GUARANTIES. Buyer will provide commercially reasonable good faith efforts to (i) release Seller from any liability as personal guarantors on obligations of the Company or SETAC set forth on Schedule
4.11 hereto and (ii) cause any collateral owned and pledged by Seller, as set forth on Schedule 4.11 to be returned to Seller.

         4.12 MANAGING DIRECTORS.

              (a) Promptly following the Closing, Buyer shall take all reasonable actions necessary, including but not limited to the preparation and filing of all required documents, to remove and replace the current Managing Directors of the Company and SETAC.

              (b) Buyer shall indemnify the current Managing Directors of the Company and SETAC for any liability incurred by them in their capacity as a Managing Director of the Company or SETAC for events which occur after the Closing Date; provided, however, Buyer shall not indemnify a Managing Director for any liability arising in connection with the gross negligence or willful misconduct of such Managing Director.

         4.13 USE OF NAME. Buyer agrees that prior to December 31, 1999, Buyer will not change the name of SETAC to "Software Consulting Services Pty. Ltd.", "SCS--Australia" or any substantially similar name.

         4.14 COST OF FINANCIAL STATEMENTS. At Closing, Parent shall pay up to A$10,000 of the costs incurred in connection with the preparation of the Company Financial Statements in accordance with U.S. GAAP, provided Seller shall deliver applicable invoices to Parent together with any backup reasonably requested by Parent (the "GAAP Financials Amount").

         4.15 DELIVERIES AT CLOSING.

              (a) In addition to this Agreement and all attachments hereto, Seller and the Company shall deliver the following to Buyer on the Closing Date:

                  (1) All consents and approvals specified in Schedules 2.3 and
                      2.7;

                  (2) Opinion of Counsel for the Company and Seller;

                  (3) Stock Certificates of Seller;

                  (4) Resignations of officers and Directors of the Company and
                      SETAC;

                  (5) A recent excerpt from the Swiss Commercial Registry
                     regarding the Company; and

                  (6) Logon Amendment.

              (b) In addition to this Agreement, Parent shall deliver
                  the following to Seller on the Closing Date:

                  (1) The Closing Consideration described in Section 1.2(i);

                  (2) The Bank LC;

                  (3) Opinion of Chamberlain, Hrdlicka, White, Williams &
                      Martin;

                  (4) Copies of the executed documents to be filed with the
                      appropriate authorities in connection with the removal and replacement of the Managing Directors of the Company and SETAC; and

                  (5) The GAAP Financials Amount described in Section 4.14.

                                    ARTICLE 5

                           SURVIVAL, INDEMNIFICATIONS

         5.1 SURVIVAL. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Seller and the Company herein and in the Seller Related Documents and the Company Related Documents, other than those in Sections 2.2, 2.3, 2.5, and 2.15, shall survive until September 30, 1999, and the representations and warranties of the Seller contained in Sections 2.2, 2.3, 2.5, and 2.15, shall survive for the maximum period permitted by applicable law. The representations and warranties of the Parent herein and in the Buyer Related Documents, other than those in Sections 3.1(c) and 3.1(d), shall survive until September 30, 1999 and the representations and warranties of the Parent contained in Sections 3.1(c) and 3.1(d) shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section 5.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         5.2 INDEMNIFICATION.

              (a) Buyer Indemnified Parties. Subject to the provisions of Sections 5.1 and 5.3 hereof, the Seller shall indemnify, save and hold harmless the Parent, Buyer, the Company, SETAC and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Buyer Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on cash flow or earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") suffered or incurred as a result of:

                  (1) any breach of any covenant of Seller or the Company or the failure by Seller or the Company to perform any obligation of Seller or the Company contained herein or in any Company Related Document or Seller Related Document;

                  (2) any inaccuracy in or breach of any representation or
             warranty of any Seller contained herein or in any Seller Related Document;

                  (3) any inaccuracy in or breach of any representation or
             warranty of the Company contained in any Company Related Document; and

                  (4) indemnification payments made by the Company or SETAC to any of their present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing.

Notwithstanding the foregoing, the foregoing indemnities shall not apply to the extent that such Losses are reimbursed to the Buyer Indemnified Parties under provisions of any errors and omissions or professional liability insurance policy containing waiver of subrogation provisions applicable to claims relating to such Losses. The foregoing indemnities shall not limit or otherwise adversely affect the Seller Indemnified Parties' rights of indemnity for Losses under
Section 5.2(b).

             (b) Buyer Indemnity. Subject to the provisions of Sections 5.1 and 5.3, the Parent shall indemnify, save and hold harmless the Seller and the Seller's heirs, legal representatives, successors and assigns (the "Seller Indemnified Parties") from and against all Losses suffered or incurred as a result of:

                  (1) any breach of any covenant of the Parent or Buyer or the failure by the Parent or Buyer to perform any of its obligations contained herein or in the Buyer Related Documents;

                  (2) any inaccuracy in or breach of any representation or
             warranty of the Parent or Buyer contained herein or in the Buyer Related Documents; and

                  (3) any act, omission, event, condition or circumstance
             occurring or existing at any time after (but not on or before) the Closing Date and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iii) shall not apply to any Losses to the extent that such Losses result from any of Seller's acts or omissions after the Closing Date as an officer, director and/or employee of the Buyer, and/or any other affiliate of the Buyer.

The foregoing indemnities shall not limit or otherwise adversely affect the Buyer Indemnified Parties' rights of indemnity for Losses under Section 5.2(a).

         5.3  LIMITATIONS.

              (a)  Aggregate Liability Limits.

                  (1) The aggregate liability of the Seller under Section 5.2(a)
              shall not exceed:

                       (i) the Purchase Price for Losses arising in connection
                  with the representations and warranties of the Seller contained Sections 2.2, 2.3, 2.5, and 2.15 hereof; and

                       (ii) US$2,000,000 for Losses arising in connection with
                  the representations and warranties of the Seller and the Company herein and in the Seller Related Documents and the Company Related Documents, other than those in Section 2.2, 2.3, 2.5 and 2.15 hereof.

                  (2) The aggregate liability of Parent and Buyer under Section 5.2(b) shall not exceed:

                       (i) the Purchase Price for Losses arising in connection
                  with the representations and warranties of Parent and Buyer contained in Sections 3.1(c) and 3.1(d) hereof; and


                       (ii) US$2,000,000 for Losses arising in connection with
                  the representations and warranties of Parent and Buyer herein and in the Buyer Related Documents, other than those in Sections 3.1(c) and 3.1(d) hereof.

                  (b)  Threshold.

                       (1) Buyer Indemnified Parties shall be entitled to
                  indemnification pursuant to this Agreement only to the extent the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $85,000 (the "Threshold Amount").

                       (2) Seller Indemnified Parties shall be entitled to
                  indemnification pursuant to this Agreement only to the extent the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed the Threshold Amount.

         5.4  PROCEDURES FOR INDEMNIFICATION.

              (a) Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") upon the occurrence of any indemnifiable Loss or of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder (a "Claim"). Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved. Any failure on the part of any Indemnified Party to give the notice described in this Section 5.4(a) shall relieve the Indemnifying Party of its obligations under this Article 5 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding. Moreover, the Indemnified Party shall give similar prompt notice to the Indemnifying Party of any Loss or Claim which it wishes to include in the determination of the Threshold Amount.

              (b) Legal Defense. The Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Seller shall at all times have the right, at their option, to participate fully therein, (ii) Parent shall provide copies to the Seller of all notices, documents (including court papers), and settlement proposals regarding the third-party claim, suit, action or proceeding, and (iii) if the Parent does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Seller shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

              (c) Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 5.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

              (d) Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         5.5 SUBROGATION. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

         5.6 RESPONSIBILITY. This Article VI sets forth the remedy of the parties in lieu of damages. In no event shall any party be responsible to pay damages for breach of contract except subject to the Threshold Amount, the aggregate indemnity limits and the other terms and conditions relating to indemnification set forth herein; provided however, that each party hereto retains its equitable remedies, rights of rescission and other rights of redress (other than any claim for damages arising from breach of this Agreement) to which an aggrieved party may be entitled under law.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1 NOTICE. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

         To the Seller:

             Ronald Fiel
             Vorderhausstrasse 1
             CH-9053
             Teufen-AR
             Switzerland

         with a copy to:

             K. Kirk Karagelian, Esq.
             Carroll, Sheridan & Karagelian LLP
             15 West Front Street
             P.O. Box 1440
             Media, Pennsylvania 19063
             Telecopy:  (610) 892-0895


         To the Buyer or Parent:

             BrightStar Information Technology Group, Inc.
             10375 Richmond Avenue, Suite 1620
             Houston, Texas  77042
             Attn:  President
             Telecopy:  (713) 361-2501
         with a copy to:

             Robert J. Viguet, Jr.
             Chamberlain, Hrdlicka, White, Williams & Martin
             1200 Smith Street, Suite 1400
             Houston, Texas 77002
             Telecopy:  (713) 658-2553

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

         To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 6.11 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

         6.2 FURTHER DOCUMENTS. Each of the parties hereto shall, at any time and from time to time after the date hereof, upon request by any other party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by any of the parties hereunder.

         6.3 ASSIGNABILITY. Seller shall not assign his obligations under this Agreement in whole or in part without the prior written consent of the Parent, except by the operation of law. The Seller may assign the right to receive payments under this Agreement without the consent of the Parent provided Seller gives notice of such Assignment. The Buyer may assign its rights under this Agreement, the Company Related Documents and the Seller Related Documents without the consent of either Seller or the Company; provided, however, that no such assignment shall affect the Seller' right to receive the Purchase Price.

         6.4 EXHIBITS AND SCHEDULES. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

         6.5 SECTIONS AND ARTICLES. Unless the context otherwise requires, all Sections, Articles and Exhibits referred to herein are, respectively, sections and articles of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedule.

         6.6 ENTIRE AGREEMENT. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

         6.7 HEADINGS. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

         6.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW OF SWITZERLAND OR AUSTRALIA MANDATORILY APPLIES WITH RESPECT THERETO.

         6.9 PUBLIC ANNOUNCEMENTS. On or before the Closing Date, the Parent shall present to the Seller for the Seller's approval, the form of announcement relating to this transaction and Parent shall notify Seller of all announcements relating to this transaction. Within thirty days following the Closing Date, except for information contained in Parent's periodic reports filed with the Securities and Exchange Commission, neither party to this Agreement shall make any announcements relating to this transaction without obtaining the prior approval of the other, which approval shall not be unreasonably withheld or delayed. After the Closing Date, no Seller shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof. This Agreement shall not be filed with any governmental authority except as otherwise required by law.

         6.10 NO THIRD PARTY BENEFICIARIES. Except as set forth in Article 5, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

         6.11 AMENDMENTS AND WAIVERS. This Agreement may be amended only by the Parent, the Buyer and the Seller, by an instrument in writing signed on behalf of the Parent, the Buyer and the Seller. Any term or provision of this Agreement (other than the requirements for Seller approvals) may be waived in writing at any time by the party which is, or whose owners are, entitled to the benefits thereof.

         6.12 NO EMPLOYEE RIGHTS. Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

         6.13 NON-RECOURSE. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent or the Buyer in this Agreement shall be had against any incorporator, organizer, promoter, Seller, officer, director, employee or representative as such (other than the Seller as set forth herein), past, present or future, of the Parent or the Buyer or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement.

         6.14 WHEN EFFECTIVE. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Parent, the Buyer and the Seller.

         6.15 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Buyer and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

         6.16 NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

         6.17 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         6.18 MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         6.19 NO RULE OF CONSTRUCTION. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

         6.20 EXPENSES. Buyer, Parent and the Seller shall be responsible for and bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby and Seller shall be responsible for and shall pay all expenses incurred by the Company or SETAC with respect to broker, legal counsel, accountants or other advisors engaged by Seller, the Company or SETAC. In the event that the Company or SETAC pays any expenses with respect to broker, legal counsel, accountants, or other advisors engaged by Seller, the Company or SETAC, Parent shall be entitled to deduct such amount from the Purchase Price.

         6.21 KNOWLEDGE. "Knowledge" for purposes of Article 3 and, to the extent applicable, any other portions of this Agreement, "knowledge of Seller" or "best knowledge of Seller" and each phrase having equivalent meaning (e.g., "known to Seller") shall be the current actual knowledge of facts or other information of the Seller and each of Michael Weber, David Prior, Peter Martin, Peter Marshall, and Don Jonceski (collectively, the "Officers") without Seller or the Officers being obligated or deemed obligated to conduct or have conducted any special investigation or inquiry into the affairs or business of the Company or SETAC. The Seller and Officers shall not be deemed to have knowledge, actual, constructive or otherwise, of any fact, circumstance or occurrence known (or deemed to be known) to any person other than himself or the Officers, respectively. Seller represents and warrants that the Officers have responsibility for the daily operation of SETAC. Each of the Officers will execute and deliver a certificate to Parent and Buyer at Closing in the form attached as Exhibit 6.21.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                              BUYER:

                              BRIGHTSTAR GROUP INTERNATIONAL, INC.



                              By:  /s/ MARSHALL G. WEBB
                                   --------------------------------------------
                                   Marshall G. Webb, President and
                                   Chief Executive Officer


                              PARENT:

                              BRIGHTSTAR INFORMATION
                              TECHNOLOGY GROUP, INC.


                              By:  /s/ MARSHALL G. WEBB
                                   --------------------------------------------
                                   Marshall G. Webb, Chief Executive Officer


                              SELLER:

                                   /s/ RONALD FIEL
                              -------------------------------------
                                       Ronald Fiel